Exhibit 10.2

Addendum 4 To The Lease Dated 12/17/15

By and Between

Ultragenyx Pharmaceutical Inc. As Lessee and

Condiotti Enterprises, Inc. As Lessor

On or about December 17, 2015 the above Parties entered into a Lease and Addendum 1 (the “Lease”) for the entire Premises of 81 Digital Drive, Novato, California, which included approximately 25,100 sf.  On or about March 14, 2016 the Parties executed Addendum 2, which added approximately 4,388 sf of first and second floor office at 77 Digital, the Term for which has been extended to December 31, 2020.

On or about September 22, 2017 the Parties executed Addendum 3, which added approximately 13,000 sf of Building at 77 Digital Drive, currently identified as suites 100 and 150, and consisting of approximately 3,783 sf of office space and 9,217 sf of warehouse space, the Term for which has been extended to December 31, 2020.

The Parties now wish to incorporate the following provisions into that Lease:

62.	There shall be added to the Lease approximately 3,030 sf of office space at the 77 Digital Drive Building, currently identified as suite 210.
63.	The Term for this additional space shall be from April 1, 2018 to December 31, 2020.
64.	The anniversary date for this additional space shall be January 1.
65.

Base Monthly Rent for this additional space shall be $3,878.40 NNN for the period April 1, 2018 to December 31, 2018.  Thereafter, the Base Monthly Rent shall be adjusted per the Terms of the Lease.  Lessee may have immediate occupancy of this additional space upon receipt by Lessor of this executed agreement and Lessee’s certificate of insurance adding the space per the terms of the Lease.

66.

No broker, agent or other entity has represented the parties to this Addendum and, therefore, each party shall bear the cost of any fee, commission, or other compensation due in relation to this Addendum

67.	In all other terms, conditions and obligations the Lease shall remain in full force and effect.

IN WITNESS HEREOF, the Parties have duly executed this Addendum 4 or, as the case may be, have caused their duly authorized officers to execute this Addendum 4, on April 1st, 2018 the Addendum 4 Effective Date.

Ultragenyx Pharmaceutical Inc.	Condiotti Enterprises, Inc.
/s/ Thomas Kassberg	/s/ J. Warz
By	By
Thomas Kassberg	J. Warz
Printed Name	Printed Name
CBO	COO
Title	Title
04/23/18	4/26/18
Date	Date